EXHIBIT 99.B9-2


                                EXHIBIT 23(F)(2)
                                SERVICE AGREEMENT


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                                SERVICE AGREEMENT

         This AGREEMENT is entered into between ________________ ("Servicer") and InterSecurities, Inc. ("Distributor") (collectively, "Parties"), effective as of _____________, _____.

         WHEREAS, Distributor is a broker-dealer registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD");

         WHEREAS, Distributor is the principal underwriter for certain open-end investment companies registered with the SEC under the Investment Company Act of 1940, as amended ("1940 Act"), and which are set forth in Schedule A attached hereto ("Funds"), pursuant to an Underwriting Agreement between each Fund and Distributor;

         WHEREAS, each Fund offers for sales shares of the Fund, which may include shares issued in separate series or classes ("Shares");

         WHEREAS, certain of the Funds have adopted a plan of distribution pursuant to Rule 12b-1 under the 1940 Act ("Plan") with respect to Shares and approved the form of this Agreement pursuant to Rule 12b-1;

         WHEREAS, Servicer desires to make it possible for its customers and clients ("Investors) to purchase Shares and to act as the Investors' agent in performing certain administrative support services in connection with purchases and redemptions of Shares from time to time upon the order and for the account of the Investors and to provide related services to the Investors in connection with investments in the Funds ("Services'); and

         WHEREAS, Distributor desires to retain Servicer to furnish the Services;

         NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein contained, which consideration is full and complete, Distributor and Servicer mutually agree as follows:

         1. Appointment. Distributor hereby appoints Servicer to render the Services set forth in Paragraph 2 of this Agreement with respect to Investors. Servicer accepts such appointment and, while this Agreement is in force, shall render the Services and the obligations set forth herein for the compensation herein provided. Servicer's appointment hereunder is non-exclusive, and the Parties recognize and agree that, from time to time, Distributor may enter into service agreements with other entities. Servicer shall prepare such quarterly reports in connection with such Services as Distributor may reasonably request.

         2. Services to be Provided. The Services to be provided by Servicer pursuant to Paragraph 1 of this Agreement may include, but are not limited to, the following Services:


         (a) maintaining account records and providing subaccounting for Investors that become shareholders of one or more of the Funds ("Shareholders");


         (b) transmitting promptly Shareholder orders to purchase, redeem, and exchange Shares;

         (c) transfer and receipt of funds for the purchase and redemption of shares, and confirming and reconciling all such transactions;

         (d) review of activity in Shareholders' Fund accounts;

         (e) assisting Investors or Shareholders to complete application forms and designate and update dividend options, account designations and mailing addresses;

         (f) maintaining and distributing current copies of the Funds prospectuses and semi-annual reports;

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(g)           transmitting proxy statements on behalf of the Funds and
              receiving, tabulating and transmitting to the Funds proxies executed by Shareholders with respect to meeting of Shareholders;

         (h) advertising and otherwise informing Investors of the availability of Shares;

         (i) providing assistance and review in designating materials relating to the Funds to distribute to Investors and developing methods of making such materials accessible to Investors and potential Investors;

         (j) responding to inquiries from Shareholders and Investors regarding various matters relating to the Funds;

         (k) providing, or assisting the Funds in obtaining, information from Shareholders required by the Funds in connection with the establishment of Fund accounts and the purchase of Shares;

         (l) taking reasonable steps to ensure that taxpayer identification numbers provided by Shareholders are correct and providing Distributor with timely written notice of any failure to obtain such correct taxpayer identification numbers; and

         (m) providing such other services as may be agreed upon from time to time and as may be permitted by applicable statutes, rules and regulations.

         Regardless of whither the Servicer is permitted or required to become a member of the NASD, Servicer shall perform the foregoing in accordance with NASD Conduct Rule 2830. The Services set forth above are illustrative. Servicer is not required to perform each Service and may at any time perform either more or fewer Services than described above as Servicer shall deem appropriate under the circumstances.

         3. EXPENSES. During the term of this Agreement, Servicer shall pay all expenses incurred by it in connection with Services provided pursuant to this Agreement, except out-of-pocket expenses incurred by Servicer in connection with the transmittal of proxy materials to Shareholders and the tabulation and submission to a Fund of proxies executed by Shareholders, for which Servicer may obtain reimbursement from that Fund or its agent.

         4. COMPENSATION. For the Services provided and the expenses assumed by Servicer pursuant to this Agreement, Distributor shall pay Servicer the compensation as set forth in Schedule B, attached hereto. Payment of this compensation or the terms thereof may be modified or terminated at any time by Distributor sending a new Schedule B to Servicer.

         5. PURCHASES AND REDEMPTION OF SHARES.

         (a) Orders received from Servicer for the purchase of Shares shall be accepted by Distributor through Idex Investor Services, Inc. ("Transfer Agent"), only at the public offering price applicable to each order as set forth in the then current prospectus and statement of additional information (collectively, "Prospectus") of the applicable fund. The procedure relating to the handling of orders shall be in accordance with oral or written instructions that Distributor, Transfer Agent or the Fund shall forward to Servicer from time to time. Payments for Shares ordered from Distributor must be received together with Servicer's order and shall be made as specified in the applicable Fund's Prospectus. If payment for any purchase order is not received in accordance with the terms of the applicable Fund's Prospectus, Distributor reserves the right, without notice, to cancel the sale and to hold Servicer responsible for any loss sustained as a result thereof. All orders are subject to acceptance or rejection, in their sole discretion, by Distributor, the Fund or by the Transfer Agent acting on behalf of Distributor and the Fund, and orders shall be effective only upon confirmation by Distributor, the Fund, or the Transfer Agent. Servicer shall place orders for Shares in accordance with the minimum initial and subsequent purchase requirements

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             as set forth in the Prospectus of the Fund. Distributor reserves the right in its discretion and without notice to Servicer to reject any purchase request, suspend sales, or withdraw the offering of Shares.

         (b) Servicer shall in no event place orders for Shares unless it has already received purchase orders from Investors for such Shares at the applicable public offering price as set forth in the Prospectus of the applicable Fund and subject to the terms thereof. Servicer shall not offer or sell any Shares except under circumstances that will result in compliance with all applicable federal and state securities laws, and that in connection with sales and offers to sell Shares, Servicer shall furnish to each person to whom any such sale or offer is made, at or prior to the time of the offering or sale, a copy of the then current prospectus of the applicable Fund and, if requested, the then current statement of additional information of the Fund. Distributor shall supply Servicer with reasonable quantities of prospectuses, statements of additional information, supplemental sales literature, periodic reports and proxy solicitation materials of the Funds upon request.

           CHECK SECTION 5(C)(1) OR 5(C)(2), WHICHEVER IS APPLICABLE:

   ___(c)(1) Servicer shall make Shares available to Investors on a fully disclosures basis, wherein Distributor shall confirm purchases and redemptions directly to Investors as recordholders of the Shares and the Transfer Agent will maintain records for each such Investor. Servicer shall assist Distributor in obtaining all information Distributor or the Funds may reasonably request in connection with the Investors purchase and redemption of Shares. Servicer hereby represents and warrants that it will have full right, power and authority to effect transactions in Shares of the Funds on behalf of Investors for whom it effects such transactions.

  ___(c)(2)  Servicer shall make Shares available to Investors on an "omnibus"
             basis, wherein Servicer shall be the recordholder of the Shares and will be responsible for subaccounting and the confirmation of purchases and redemptions by the Investors. The Fund, at the request of regulatory authorities having jurisdiction over it, may request, may request, in such event, Servicer shall furnish to that Fund, a list of all Shareholders' accounts maintained by Servicer, showing each account name, address and shareholding. Servicer shall provide Distributor or the Fund with such other information as they may reasonably request, including the location by state of Shares sold. All information provided by Servicer to Distributor shall be accurate and complete. Servicer hereby represents and warrants that it will have full right, power and authority to effect transactions in Shares of the Fund on behalf of Investors for whom it effects such transactions.

         (d) Servicer shall offer and sell Shares only in states and jurisdictions in which the Shares are registered and qualified for sale or otherwise permitted to be offered and sold under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. Distributor shall keep Servicer fully informed with respect to the states and jurisdictions so permitted, qualified or exempt; however, Distributor assumes no responsibility or obligation as to Servicer's right to make available Shares in any state or jurisdiction.

         (e) Orders received from Servicer for the redemption of Shares shall be executed through the Transfer Agent only at the public offering price applicable to each order set forth in the Prospectus of the applicable fund and subject to the terms thereof.

         (f) Exchanges (i.e., the investment of the proceeds from the liquidation of the Shares of one fund in the Shares of another fund) shall be made by Servicer subject to an in accordance with the Prospectus of the applicable fund.

         6. INDEMNIFICATION. Servicer agrees to indemnify and hold harmless Distributor, the Fund and the Transfer Agent, and their respective subsidiaries, affiliates, officers, trustees, directors, agents and employees against any and all direct and indirect claims, damages, liabilities, losses, expenses or costs

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(including any legal or other expenses incurred in connection with investigating or defending any such claim, damage, liability or loss) to which any of them become subject arising from, related to, or otherwise connected with: (1) any breach by Servicer of any provision of this Agreement; (2) any action or omission of Distributor or the Fund in reliance upon oral, written or electronically transmitted communication given by or on behalf of Servicer which Distributor or the Fund believes to be genuine; and (3) any act or failure to act by Servicer. This Paragraph 6 shall survive the termination of this Agreement.

         7. INFORMATION PERTAINING TO THE SHARES. Servicer and its officers, employees and agents shall not (a) make any representation, or furnish to any person any information, relating to the funds or its Shares that is inconsistent in any respect with the information contained in the Prospectus of the Fund (as amended or supplemented) or any printed material provided to Servicer by Distributor or the Fund, or (b) cause any written materials to be used in connection with sale of Shares or any advertisement to be published in any newspaper, broadcast by television, radio or other means, or posted in any public place without the prior written consent of Distributor.

         8. STATUS OF SERVICER.

         (a) The signing of this Agreement and the purchase of Shares pursuant hereto is a representation by Servicer that is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized and that it is either (i) a "bank" as that term is defined by Section 3(a)(6) of the 1934 Act, or (ii) a member in good standing with the NASD and a broker-dealer registered under the 1934 Act affiliated with a bank.